Exhibit 10.24

[Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain information marked with“[***]” has been omitted as it is (i) not material and (ii) is customarily and actually treated as private or confidential by the registrant.]

30 May 2024

and

BETFAIR LIMITED
______________________________

SERVICE AGREEMENT
______________________________

THIS AGREEMENT is made on 30 May 2024
BETWEEN
(1)    BETFAIR LIMITED, a company incorporated in England and Wales with company number 05140986 whose registered office is at Waterfront, Hammersmith Embankment, Winslow Road, London W6 9HP (the “Company”); and
(2)    Rob Coldrake of 37 St Stephen’s Avenue, St Albans, AL3 4AA (the “Executive”).

IT IS AGREED as follows:
1.Term and Job Description
1.1The Executive shall be employed by the Company as Chief Financial Officer or in such other capacity, consistent with his status and seniority, to which he may be lawfully assigned by the Board from time to time. The Executive shall report to the Chief Executive Officer of the Group.
1.2The Employment shall take effect on 1 June 2024 (the “Effective Date”). The Executive’s period of continuous employment for statutory purposes began on 19 October 2020.
1.3As part of the Executive's Employment, he agrees that the Company may undertake regular background checks, as appropriate to his systems access rights, role or status within the Company. The Executive's continued employment with the Company will be subject to the on-going receipt of satisfactory references and background checks. It is incumbent upon the Executive to inform the Company if he is convicted of a criminal offence (other than a road traffic offence for which a fine or non-custodial penalty is imposed) between checks.
1.4Subject to clause 17, the Employment will continue unless and until terminated by either party giving to the other not less than 12 months’ prior written notice.
2.Salary
2.1The Executive’s base salary shall be £730,000 gross per annum (less any required deductions). The salary will be reviewed annually during the Employment. No salary review will be undertaken after notice has been given by either party to terminate the Employment. The Company is under no obligation to increase the Executive’s salary following a salary review, but will not decrease it.
2.2The Executive acknowledges and agrees that to the extent any tax or social security contributions (or their equivalent) ("Tax") becomes payable in any jurisdiction outside the United Kingdom in relation to the performance of his duties, he will be solely responsible and liable for paying such Tax in full and agrees to indemnify and keep indemnified the Company against any liability that the Company may have for paying such Tax to any tax authority, and the Executive will not benefit from any tax equalisation arrangements. The Company agrees to assist the Executive, wherever possible, by facilitating the payment of any such taxes arising to any relevant taxation authority.
2.3
2.4The Executive's salary will accrue daily and will be payable in arrears in equal monthly instalments, normally on or about the 25th of each month. Each payment will be made for the period up to and including the last day of the month. The Company reserves the right to change the method/date of payment in the future.
2.5The Executive's salary will be inclusive of all fees and other remuneration to which he may be or become entitled as a statutory officer of the Company or of any other Group Company.

2.6The Executive agrees that, pursuant to Part II of the Employment Rights Act 1996, the Company has the right to deduct from his salary any amount owed to the Company or any Group Company by the Executive, subject to the Company first informing the Executive of what amounts it proposes to deduct and why and giving the Executive reasonable opportunity to challenge the proposal.
2.7In signing this Agreement, and notwithstanding clause 2.6, the Executive authorises the Company to make lawful deductions from his pay including:
(a)those required by law;
(b)any specifically agreed with the Executive in writing;
(c)in respect of sickness days taken in excess of his sickness entitlement;
(d)in respect of holiday days taken in excess of his holiday entitlement; and/or
(e)in respect of days taken which are deemed an unauthorised absence from work.
2.8The Executive acknowledges that in order to comply with corporate governance standards, listing requirements and laws the discretionary bonus arrangements, share incentive plans and other forms of compensation operated by the Parent from time to time (the “Plans”) include, or may in the future be subject to, provisions and policies which in certain circumstances allow for the reduction of amounts payable to the Executive and/or for the Executive to repay to any member of the Group all or part of any amounts received by him pursuant to those Plans, including for the avoidance of doubt the Flutter Entertainment plc Executive Incentive Compensation Clawback Policy. The Executive hereby agrees to be bound by such provisions and policies both during and following the Employment and, without prejudice to clause 17.14(c) and notwithstanding clause 2.6, acknowledges the right of the Company or any other member of the Group to deduct from any amount payable to him any amount he owes to the Company or any Group Company pursuant to such provisions and policies. The Executive further agrees to execute any such additional documents as the Company deems reasonably necessary to confirm the foregoing.
3.Bonus
3.1The Executive is eligible to participate in the Parent's discretionary bonus plans operated from time to time for employees of his seniority and status, at the discretion of the Compensation & Human Resources Committee.
3.2The Executive will be eligible under the terms of the Parent's bonus plan and subject to his remaining in employment with the Company and performance conditions being met, to receive a target bonus of 100% of base salary with a maximum opportunity of 150% of base salary (pro-rated to the relevant salary effective periods during the performance year) (or such other target and maximum bonus percentages determined by the Compensation & Human Resources Committee from time to time). Any cash element shall be paid in pounds sterling. The Executive's entitlement to receive a bonus (and if applicable any deferral) shall be subject to the rules of the bonus plan.
3.3The Executive has no contractual entitlement to receive a bonus, and payment of a bonus in any year does not give rise to any obligation on the Company to make a payment in any subsequent or future year.
3.4Notwithstanding the foregoing, the rules of the bonus plan may be changed by the Compensation & Human Resources Committee from time to time, in which case the timing, form and terms and conditions of bonuses payable and awarded under the bonus plan described above may also be modified, and the bonus plan may be replaced by such alternative bonus scheme and method of payment as the Compensation & Human Resources Committee, in its absolute discretion, may from time to time determine, upon such terms and conditions, and subject to such performance criteria as the Compensation & Human Resources Committee may, in its absolute discretion, determine.
4.Duties
4.1During the Employment, the Executive shall:
(a)report to the Chief Executive and, as required, the Board;
(b)diligently perform all such duties and exercise all such powers as are lawfully and properly assigned to him from time to time by the Chief Executive Officer or the Board, whether such duties or powers relate to the Company or any other Group Company;
(c)comply with all directions lawfully and properly given to him by the Chief Executive Officer or Board;
(d)comply with all rules, regulations, policies and procedures, codes of conduct in force from time to time, as required by any regulatory body in relation to the business of the Company and those applicable to any Group Company;
(e)unless prevented by sickness, injury or other incapacity, devote the whole of his time, attention and abilities during his Working Hours to the business of the Company or any other Group Company for which the Executive is required to perform duties;
(f)promptly provide the Chief Executive Officer and the Board with all such information as required in connection with the business or affairs of the Company and of any other Group Company for which the Executive is required to perform duties;
(g)promptly disclose to the Chief Executive Officer and the Board full details of any matters of concern that come to his attention, or of which he is aware, any acts of misconduct, wrongdoing, dishonesty, breach of any Company or Group policies or breach of any relevant regulatory rules committed, contemplated, or discussed by any member of staff, contractor or other third party;
(h)not knowingly do anything or omit to do anything to facilitate tax evasion or cause the Company to commit an offence under Anti-Tax Evasion Laws and immediately report to the Chief Executive Officer and the Board any concerns or suspicions of tax evasion or other financial crime by employees, agents, suppliers, customers and clients of the Company; and
(i)use his best endeavours to promote the interests and reputation of every Group Company.
4.2The Executive shall if and so long as the Company requires and without any further remuneration (except as otherwise agreed) carry out duties on behalf of any Group Company and/or act as a director or officer of the Company or any Group Company (without any additional payment). At any time at the request of the Company the Executive must resign from office as a director or officer of the Company and any Group Company.
4.3The Executive accepts that the Company may require him to perform duties for any other Group Company whether for the whole or part of his working time. The Company will remain responsible for the payment and benefits the Executive is entitled to receive under this Agreement.
4.4The Executive accepts that the Company may transfer the Employment to any other Group Company, provided his continuity of employment is maintained, his terms and conditions remain substantially the same and he is not materially worse off as a result.

4.5The Executive’s Working Hours shall be such hours as are required in the proper performance of his duties.
4.6The Executive and the Company acknowledge that, due to his seniority and position, the Executive has unmeasured working time for the purposes of the Working Time Regulations 1998.
5.Location
5.1The Executive’s normal place of work shall be the Company’s London offices, currently at Waterfront Hammersmith Embankment, Chancellors Road, London, England, W6 9HP, but the employee may be required to temporarily work from such other place of business of the Company or any Group Company as the Board may reasonably determine from time to time. The Executive agrees that his place of work can be relocated, by the Company, on reasonable notice, to the US if this location is reasonably considered to be more appropriate by the Company for the operation and discharge of the Executive’s duties. To the extent that the agreed location from time to time requires the Executive to relocate or otherwise incur additional expense or liability, the Company shall reimburse him for such reasonable vouched expenses and subject to the Company’s then prevailing policy for senior executive relocation. The Executive agrees to travel and work in other locations/countries as may be required given the global nature of the Group's business. This will include travel within the United Kingdom, Ireland and the United States and to other countries as may be required for the proper performance of his duties.
6.Expenses
6.1The Company will reimburse (or procure the reimbursement of) all out-of-pocket expenses properly and reasonably incurred by the Executive in the course of his Employment subject to the Executive’s compliance with the Company’s expenses policy in force from time to time.
7.Share incentives
7.1The Executive shall be eligible to participate in any current or future share based incentive plans operated by the Parent and as determined by the Compensation & Human Resources Committee, in its discretion to be appropriate from time to time for employees of his seniority and status.
7.2The Executive will be eligible to participate in the Parent's Long Term Incentive Plan (the "LTIP") and may receive grants of shares, conditional awards or nil-cost options subject at all times to the determination of the Compensation & Human Resources Committee and to the rules of the LTIP (as may be amended from time to time).
7.3The Executive has no contractual entitlement to receive an award under any of the Parent's share based incentive plans which he acknowledges are discretionary plans and the grant of an award in any year does not create any obligation on the Company to make an award in any subsequent year.
7.4Notwithstanding the foregoing, the rules of the LTIP may be changed by the Compensation & Human Resources Committee from time to time, in which case the timing, form and terms and conditions of any award under the LTIP described above may also be modified, and the LTIP may be replaced by such alternative long-term incentive plans and method of payment or receipt as the Compensation & Human Resources Committee, in its absolute discretion, may from time to time determine, upon such terms and conditions, and subject to such performance criteria as the Compensation & Human Resources Committee may, in its absolute discretion, determine.
8.Pension
8.1The Executive is eligible to join the Group Personal Pension Plan (the ‘Plan’) subject to the terms and conditions of the Plan from time to time. During each full year of the Employment, the Company shall pay a contribution to the Plan (less required deductions) at a rate as determined by the Compensation & Human Resources Committee. Alternatively, the Executive may elect that this amount or any part of this amount be paid directly to the Executive as a non-pensionable cash allowance (less any deductions required by law). Any such allowance shall not be used for the calculation of pension contributions, bonuses or any benefits which are calculated by reference to salary.
9.Insurance
9.1During the Employment, subject to the Executive’s age or health not being such as to prevent cover being obtained without exceptional conditions or unusually high premiums, the Company will:
(a)pay for the benefit of the Executive, his spouse or civil partner and any dependent children under the age of 18, subscriptions to the Company’s private medical expenses insurance arrangements for the time being in force on the appropriate scale;
(b)pay for the benefit of the Executive subscriptions to the Company’s permanent health insurance arrangements for the time being in force; and
(c)pay for the benefit of the Executive subscriptions to the Company’s life assurance arrangements for the time being in force in respect of an amount equal to four times base salary in respect of the year of death.
9.2The Company reserves the right at any time to withdraw such benefits or to amend the terms upon which they are provided.
9.3Eligibility to join, continued coverage under and benefits under any insurance scheme are subject to the rules of the scheme and the terms of any applicable insurance policy from time to time in force, and are conditional on the Executive (and where relevant his spouse, civil partner or dependent children) complying with and continuing to comply with and satisfying and continuing to satisfy any applicable requirements of the insurer, and the Company being able to obtain and maintain cover in respect of the Executive (and where relevant his spouse, civil partner or dependent children) on commercial terms acceptable to the Company. Copies of these rules and policies and particulars of the requirements (when notified to the Company) will be provided to the Executive on request.
9.4The Company will not have any liability to provide or pay any benefit or compensation to the Executive or his spouse, civil partner or dependent children under any insurance scheme unless it receives payment of the benefit from the insurer or take any action to enforce the provision of such benefits in circumstances where the scheme provider refuses for any reason whatsoever to provide any benefits to the Executive or where applicable his spouse, civil partner or dependent children.
9.5The Company will pay for the Executive to undergo an annual health assessment.
10.Annual Leave
10.1The Company's holiday year runs from 1 January to 31 December. The Company operates a policy of Uncapped Holiday Allowance. The Executive will accrue holiday in accordance with the Working Time Regulations 1998 in each holiday year in addition to the normal bank and public holidays applicable in England and Wales (pro rata if he works less than a full time equivalent) ("Basic Holiday Entitlement"). In addition to this, he will be entitled to uncapped paid holiday as per the Uncapped Holiday Allowance policy, a copy of which can be found on the Hub.
10.2The Executive will accrue holiday on a monthly basis throughout the holiday year. If the Executive's employment starts part way through the year his Basic Holiday Entitlement will be calculated on a pro rata basis.

10.3The times at which the Executive takes his holiday must be agreed in advance by the Chief Executive Officer.
10.4The Executive cannot carry forward any holiday from one holiday year to the next unless he has been prevented from taking it in the relevant holiday year by one of the following: a period of sickness absence or statutory maternity/ paternity/ adoption/ parental or shared parental leave, in which case he will be allowed to carry over any unused statutory entitlement under the Working Time Regulations 1998. In the case of sickness absence, carry over is limited to four weeks' holiday per year less any leave taken during the holiday year that has just ended and any such leave that is not taken within 18 months will be lost.
10.5On termination the Executive's holiday for the relevant holiday year will be calculated in accordance with his statutory entitlement under the Working Time Regulation 1998. The Executive shall be paid in lieu of any untaken holiday entitlement in respect of the holiday year in which termination takes effect (if any) or shall be obliged to repay any holiday pay received in excess of the Executive's entitlement (if any). One day's pay for the purposes of this clause shall be calculated at the rate of 1/260th of the Executive's annual salary. The Company may require the Executive to take any accrued but unused statutory holiday entitlement during the notice period.
11.Sickness and Other Incapacity
11.1Subject to the Executive’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Executive will continue to be paid his full salary (inclusive of statutory sick pay) for the first six months of absence from work due to sickness, injury or other incapacity in any calendar year. Thereafter any further payments or benefits will be provided solely at the Company’s discretion.
11.2The Executive will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity) without the prior permission of the Board.
11.3The Executive agrees that he will undergo a medical examination by a doctor appointed by the Company at any time (provided that the costs of all such examinations are paid by the Company). The Company will be entitled to receive a copy of any report produced in connection with all such examinations and to discuss the contents of the report with the doctor who produced it.
12.Other Interests
12.1Subject to the remainder of this clause 12 during the Employment the Executive will not without the Chief Executive Officer’s prior written consent be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation.
12.2Notwithstanding clause 12.1 and subject to clause 12.3, the Executive may hold for investment purposes an interest of up to 3 per cent in nominal value or (in the case of securities not having a nominal value) in number or class of securities in any class of securities listed on or dealt in a Recognised Investment Exchange, provided that the company which issued the securities does not carry on a business which is similar to or competitive with or a supplier to any business for the time being carried on by any Group Company. The Executive shall notify all such interests to the Parent’s company secretarial office.
12.3The Executive may not hold any interest which would otherwise be permitted under clause 12.2 where the company which issued the securities carries on a business which is similar to, or competitive with, or is a supplier to, any business for the time being carried on by any Group Company unless the Company provides its written consent which may be subject to such conditions as the Company may impose.

12.4The Executive shall be free to take up one appointment as a non-executive director of another business or company not associated, in competition or conducting business with any Group Company, where such appointment does not adversely affect the performance of the duties expressly or implicitly imposed on or to be performed by the Executive pursuant to this Agreement. The acceptance by the Executive of any such appointment is subject to the prior written agreement of the Chief Executive Officer. Remuneration or fees received with respect to appointments subject to this paragraph shall be the property of the Executive.
13.Shareholding Policy
13.1The Executive shall he required to acquire and retain Shares having a market value of at least two times his base salary from time to time or such other limit applicable to the Executive as set out and detailed in the Parent’s share ownership guidelines, as amended from time to time. The Executive shall be allowed until 5 years from the Effective Date to achieve this shareholding requirement Shares which the Executive acquires pursuant to the vesting or exercise of any share option or award granted to him under any share incentive scheme of the Parent may be counted towards this shareholding requirement. The Executive agrees to retain a proportion of post-tax vested options and awards granted under the Parent share incentive plans until the share ownership guidelines are met. The Executive also agrees to comply with and adhere to any post-termination share ownership and holding guidelines as the Parent may implement from time to time and to enter into any arrangements reasonably required by the Company or the Parent to ensure that any post termination holding requirements are complied with.
14.Share Dealing and other Codes of Conduct
14.1The Executive will comply with all codes of conduct adopted from time to time by the Board and with all applicable laws, rules and regulations applicable in all places where the Group’s shares are listed or the Company or any Group Company carries on business and any other relevant regulatory bodies, including (without limitation) the Market Abuse Regulations on dealings in securities.
15.Intellectual Property
15.1It shall be part of the Executive’s normal duties or other duties specifically assigned to him (whether or not during normal working hours and whether or not performed at the Executive’s normal place of work) at all times to consider in what manner and by what new methods or devices the products, services, processes, equipment or systems of the Company with which he is concerned or for which he is responsible might be improved and might, as part of such duties, originate designs (whether registrable or not) or patentable work or other work in which copyright, database rights or trade mark rights (together "Employee Works") may subsist. Accordingly:
(a)the Executive shall forthwith disclose full details of any Employee Works in confidence to the Company and shall regard himself in relation to any Employee Works as a trustee for the Company;
(b)all intellectual property rights in any Employee Works shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof;
(c)notwithstanding (b) above, the Executive assigns to the Company (or its nominees) all right, title and interest, present and future, anywhere in the world, in copyright and in any other intellectual property rights in respect of all Employee Works written, originated, conceived or made by the Executive (except only those Employee Works written, originated, conceived or made by the Executive wholly outside his normal working hours hereunder and wholly unconnected with the Employment) during the continuance of the Employment;

(d)the Executive hereby waives all moral rights as author under all applicable statutes and laws in all jurisdictions in which the Company or any Group Company carries on business in respect of any Employee Works;
(e)the Executive agrees and undertakes that at any time during or after the termination of the Employment he will do everything necessary to vest all right, title and interest in any Employee Works in the Company (or its nominees) as legal and beneficial owner and to defend its rights in those works and to secure appropriate protection anywhere in the world, including executing such deeds or documents and doing all such acts and things as the Company may deem necessary or desirable to substantiate its rights in respect of the matters referred to above including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require. By entering into this Agreement the Executive irrevocably appoints the Company to act on his behalf to execute any document and do anything in his name for the purpose of giving the Company (or its nominee) the full benefit of the provision of this clause 14 or the Company’s entitlement under statute;
(f)if the Executive becomes aware of any infringement or suspected infringement of any intellectual property right in any Employee Works, the Executive will promptly notify the Company in writing; and
(g)the Executive will not disclose or make sure of any Employee Works without the Company’s prior written consent unless the disclosure is necessary for the proper performance of their duties.
16.Disciplinary and Grievance Procedures
16.1The Executive is subject to the Company’s disciplinary and grievance procedures, copies of which are available on the Company intranet. These procedures do not form part of the Executive’s contract of employment.
17.Termination
17.1Either party may terminate the Executive’s employment in accordance with clause 1.3.
17.2The Company may, in its sole discretion, also terminate the Executive’s employment in accordance with this clause 17 and pay the Executive a sum in lieu of notice (the “Payment in Lieu of Notice”) equal to the base salary (calculated by reference to the Executive’s base salary at the date of termination) together with pension contributions and other contractual benefits that would normally be paid for the notice period referred to at clause 1.3 if notice had been given (or, if notice has already been given, during the remainder of that notice period) ("Relevant Period").
17.3The Payment in Lieu of Notice shall be paid within one month of the date of termination of the Executive’s employment and shall be paid net of tax and subject to such deductions as may be required by law. The Payment in Lieu of Notice shall be made in full and final settlement of any claims the Executive may have against the Company or any Group Company arising from the Employment or the termination thereof.
17.4As an alternative to the Payment in Lieu of Notice being paid in a lump sum, the Company may pay it in equal monthly instalments from the date on which the Executive’s employment terminates until the end of the Relevant Period.
17.5If the Executive commences alternative employment, takes up offices or directorships or is otherwise engaged by a third party at any time in respect of which instalments of Payment in Lieu of Notice remain payable, the amount calculated in accordance with clause 17.2 (as is attributable to each monthly instalment of the Payment in Lieu of Notice) shall be reduced by such sum as the Executive is in receipt from the alternative employment.

17.6Any entitlement that the Executive has or may have under any incentive plan shall be determined in accordance with the rules of the relevant plan and shall not be affected by the Executive’s receipt of the Payment in Lieu of Notice.
17.7In consideration for the Payment in Lieu of Notice the Executive agrees to remain bound by the covenants contained in clauses 19 and 20 of this Agreement.
17.8For the avoidance of doubt, the Executive will not be entitled to receive any payment in addition to the Payment in Lieu in respect of any holiday entitlement that would have accrued during the period for which the Payment in Lieu is made.
17.9The Company may also terminate the Employment immediately and with no liability to make any further payment to the Executive (other than in respect of amounts accrued due at the date of termination) if the Executive:
(a)commits any serious or repeated breach of any of his obligations under this Agreement or his Employment;
(b)is guilty of serious misconduct which, in the Board’s reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;
(c)is guilty of conduct which, in the Board’s reasonable opinion, brings or is likely to bring himself, the Company or any other Group Company into disrepute;
(d)is convicted of a criminal offence (other than a road traffic offence not subject to a custodial sentence);
(e)is disqualified from acting as a director of a company by order of a competent court;
(f)is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has any order made against him to like effect; or
(g)resigns his directorship of any Group Company (other than at the explicit request of the Board).
(h)This clause shall not restrict any other right the Company may have (whether at common law or otherwise) to terminate the Employment summarily.
Any delay by the Company in exercising its rights under this clause shall not constitute a waiver of those rights.
17.10The Company may also terminate the Employment immediately by giving written notice to the Executive if the Executive is unable (whether due to illness or otherwise) properly and effectively to perform his duties under this Agreement for a period or periods totalling 180 days in any period of 365 days.
17.11The Company may terminate the Employment pursuant to clause 17.3 even when, as a result, the Executive would or may forfeit any entitlement to benefit under the permanent health insurance arrangements referred to in clause 9 or to sick pay under clause 11, save that the Company will not terminate the Employment solely on grounds of the Executive’s ill health where such an entitlement or benefit would be forfeited.
17.12The Executive's Employment is contingent on his continued eligibility to work in the UK. Should the Executive's eligibility to work in the UK come to an end or be removed, the Company reserves the right to terminate the Executive's Employment with immediate effect without notice and with no liability to make further payment to the Executive (other than in respect of amounts accrued at the date of termination).

17.13On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Executive will:
(a)immediately deliver to the Company all books, documents, papers, laptops, mobile devices computer records, computer data, credit cards, and any other property relating to the business of or belonging to the Company or any other Group Company which is in his possession or under his control. The Executive is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;
(b)immediately resign from any office he holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Executive fail to do so he hereby irrevocably authorises the Company to appoint some person in his name and on his behalf to sign any documents and do anything to give effect to his resignation from office; and
(c)immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any Group Company. The Executive confirms that, should he fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Executive by the Company (or any other Group Company) a sum equal to such amounts.
17.14The Executive will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.
18.Suspension and Gardening Leave
18.1Where notice of termination has been served by either party whether in accordance with clause 1.3 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Executive for the whole or any part of the relevant notice period and may require him:
(a)not to attend any premises of the Company or any other Group Company; and/or
(b)to resign with immediate effect from any offices he holds with the Company or any other Group Company (and any related trusteeships); and/or
(c)to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or
(d)to take any holiday which has accrued under clause 10 during any period of suspension under this clause 18.1.
The provisions of clause 12.1 shall remain in full force and effect during any period of suspension under this clause 18.1. The Executive will also continue to be bound by duties of good faith and fidelity to the Company during any period of suspension under this clause 18.1.
Any suspension under this clause 18.1 shall be on full salary and contractual benefits.
18.2The Company may suspend the Executive from the Employment during any period in which the Company is carrying out a disciplinary investigation into any alleged acts or defaults of the Executive. Such suspension shall be on full salary and contractual benefits.

19.Restraint on Activities of Executive and Confidentiality
19.1The Executive will keep secret and will not at any time (whether during the Employment or thereafter) use for his own or another’s advantage, or reveal to any person, firm, company or organisation and shall use his best endeavours to prevent the publication or disclosure of any Confidential Information concerning the business or affairs of the Company or any Group Company or any of its or their customers.
19.2The restrictions in this clause shall not apply:
(a)to any disclosure of information which is already in the public domain otherwise than by breach of this Agreement;
(b)to any disclosure of information which was known to, or in the possession of, the Executive prior to his receipt of such information from the Company or any Group Company whenever so received;
(c)to any disclosure of information which has been conceived or generated by the Executive independently of any information or materials received or acquired by the Executive from the Company or any Group Company;
(d)to any disclosure or use authorised by the Board or required by the Employment or by any applicable laws or regulations, including, without limitation, to any disclosure required for patent purposes provided that the Executive promptly notifies the Company when any such disclosure requirement arises to enable the Company to take such action as it deems necessary, including, without limitation, to seek an appropriate protective order and/or make known to the appropriate government or regulatory authority or court the proprietary nature of the Confidential Information and make any applicable claim of confidentiality with respect hereto;
(e)so as to prevent the Executive from using his own personal skill, experience and knowledge in any business in which he may be lawfully engaged after the Employment is ended; or
(f)to prevent the Executive making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996.
20.Post-termination Covenants
20.1For the purposes of this clause 20 the term ‘Termination Date’ shall mean the date of the termination of the Employment howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this Agreement) and 'Related Company' shall mean, in relation to the relevant company named at clause 19.2(b) a holding company or a subsidiary of that company or a subsidiary of that company's holding company and "holding company" and "subsidiary" shall have the meanings given by s.1159 Companies Act 2006.
20.2In order to protect the Confidential Information, trade secrets and business connections of the Company and any Group Company to which the Executive has access, the Executive covenants with the Company (for itself and as trustee and agent for each other Group Company) that he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:
(a)for the period of (subject to clause 20.4 below) 12 months following the Termination Date be employed, engaged or interested in, or carry on or set up for his own account or for or with any other person or entity, whether directly or indirectly, (or be a director of any company engaged in), any activity in a Relevant Area which is or is preparing to be in competition with any business of the Company or any other Group Company either being carried on by such company at the Termination Date or in respect of which such company is at the Termination Date preparing to carry on, with which business or preparations to carry on business the Executive was concerned or connected at any time during the period of 12 months immediately prior to the Termination Date;
(b)for the period of (subject to clause 20.4 below) 12 months following the Termination Date be employed, engaged or interested in, or act as adviser, consultant or lobbyist to or for, whether directly or indirectly, (or be a director of) any of the following companies:
[***].
(c)for the period of (subject to Clause 20.4 below) 12 months following the Termination Date canvass or solicit in competition with the Company or any other Group Company the custom of any person or entity who at any time during the period of 12 months immediately prior to the Termination Date was a customer or supplier of, or in the habit of dealing with, the Company or (as the case may be) any other Group Company and in respect of which the Executive had access to Confidential Information or with whose custom or business the Executive was personally concerned; and
(d)for the period of (subject to Clause 20.4 below) 12 months following the Termination Date entice or try to entice away from the Company or any other Group Company any employee, director, officer, agent, consultant or associate of such a company who is employed or engaged in an executive, technical, professional or senior managerial capacity and with whom the Executive dealt personally, had contact with or managerial responsibility for at any time during the period of 12 months immediately prior to the Termination Date provided that this sub clause shall not apply to any employee whose base salary is less than €40,000 per annum (its equivalent in any other currency) as at the date of this Agreement.
20.3Each of the paragraphs contained in clause 20.2 constitutes entirely separate and independent covenants. If any covenant is found to be invalid this will not affect the validity or enforceability of any of the other covenants.
20.4The period during which the restrictions referred to in clauses 20.2(a), 20.2(b), 20.2(c) and 20.2(d) inclusive shall apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Executive under the provisions of clause 11.
20.5The Executive agrees that if, during either the Employment or the period of the restrictions set out in clauses 20.2(a), 20.2(b), 20.2(c) and 20.2(d) inclusive (subject to the provisions of clause 20.4), he receives a written offer of employment or engagement, he will provide a copy of clause 20 to the offeror as soon as is reasonably practicable after receiving the offer and will inform the Company of the identity of the offeror as soon as possible after the offer is accepted.
20.6Any benefit given or deemed to be given by the Executive to any Group Company under the terms of this clause 20 is received and held on trust by the Company for the relevant Group Company. The Executive will enter into appropriate restrictive covenants directly with other Group Companies if asked to do so by the Company.
21.Withholding
22. 20.1     The Company and any other member of the Group may deduct and withhold from any amounts payable or receivable by the Executive under this Agreement an amount sufficient to satisfy all taxes, National Insurance and social security contributions (or their equivalent, in any jurisdiction) as may be required to be deducted and withheld pursuant to any applicable law or regulation.
23.Waiver of Rights
23.1The Executive acknowledges that the Company may transfer his Employment to another Group Company. If the Employment is terminated by either party and the Executive is offered re-employment by the Company (or employment with another Group Company) on terms no less favourable in all material respects than the terms of the Employment under this Agreement, the Executive shall have no claim against the Company in respect of such termination.
24.Data protection
24.1The Executive’s attention is drawn to the Group’s data privacy notice, which sets out how the Executive’s personal data will be used and shared by the Company and other Group Companies. The data privacy notice does not form part of this Agreement and may be updated from time to time. In case of any inconsistency between this clause 23 and the data privacy notice, the notice will prevail.
24.2The Executive consents to the Company or any Group Company processing data relating to him at any time (whether before, during or after the Employment) for the following purposes:
(a)performing its obligations under this Agreement (including remuneration, payroll, pension, insurance and other benefits, tax and national insurance obligations);
(b)the legitimate interests of the Company and any Group Company including any sickness policy, working time policy, investigating acts or defaults (or alleged or suspected acts or defaults) of the Executive, security, management forecasting or planning and negotiations with the Executive;
(c)processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and
(d)transferring data to countries outside the European Economic Area.
24.3The Executive explicitly consents to the Company and any Group Company processing special category data (within the meaning of any applicable data protection statute) at any time (whether before, during or after the Employment) for the following purposes:
(a)where the special category data relates to the Executive’s health, any processing in connection with the operation of the Company’s (or any Group Company’s) sickness policy or any relevant pension scheme or monitoring absence;
(b)where the special category data relates to an offence committed, or allegedly committed, by the Executive or any related proceedings, processing for the purpose of disciplinary investigation and/or action by the Company or any Group Company;
(c)for all special category data any processing in connection with any merger, sale or acquisition of a company or business in which the Company or any Group Company is involved or any transfer of any business in which the Executive performs his duties; and
(d)for all special category data any processing in the legitimate interests of the Company or any Group Company.

25.Email and Internet Use
The Executive agrees to be bound by and to comply with the terms of the Company’s email and internet policy as amended from time to time.
26.Definitions
In this Agreement the following expressions have the following meanings:
‘Board’ means the board of directors of the Parent or a duly constituted committee of the board of directors;
‘Compensation & Human Resources Committee' means the Compensation & Human Resources Committee of the Board or such other committee of the Board as may replace it from time to time;

‘Confidential Information’ means any confidential information relating to the trade secrets, intellectual property, proprietary technology including but not limited to the patent pending business model and application software, products, operations, processes, plans, intentions, product information, customer lists and data and customer related information, betting patterns, general business practice, employee information, contact information, payment terms, marketing opportunities or plans, technical data, financial information, management systems, database information, agreements in effect or under negotiation, proposed alliances, business strategies or business affairs of the Company, any Group Company or any of its or their subcontractors, suppliers, customers, clients or other contacts, any other commercial information relating to the Company or any Group Company which is expressed either verbally or in writing to be confidential and any other information concerning the confidential affairs of the Company or any Group Company received or acquired by the Executive from the Company or any Group Company in pursuance of his duties under this Agreement;
‘Employment’ means the Executive’s employment in accordance with the terms and conditions of this Agreement;
‘Group Company’ means any company which is a holding company or a subsidiary of the Company or a subsidiary of the Company's holding company and "holding company" and "subsidiary" shall have the meanings given by s.1159 Companies Act 2006 and references to "Group" or "member of the Group" shall be constructed accordingly;
'Parent' means Flutter Entertainment Plc;
‘Recognised Investment Exchange’ means a stock exchange referred to in section 10 of the Stock Exchange Act 1995 or which is recognised under the law of the jurisdiction in which it operates;

‘Working Hours’ has the meaning given to it by clause 4.4; and
‘Relevant Area’ means globally in respect of any on-line offering and otherwise any country in which the Executive has been involved or concerned with the relevant activity or business of the Company or any Group Company (or any country in respect of which the Company or any Group Company was actively planning to establish operations in the 12 months immediately preceding the Termination Date) and will include but will not be limited to Ireland, the United Kingdom, Australia, Italy and the United States.

27.Miscellaneous
27.1There are no Collective Agreements applicable to the Employment.
27.2Other than a Group Company, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
27.3This Agreement, together with any other documents referred to in this Agreement, constitutes the entire agreement and understanding between the parties in relation to the Employment, and supersedes all other agreements both oral and in writing between the Company and the Executive (other than those expressly referred to herein). The Executive acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Executive’s contract of employment.
27.4The Executive represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.
27.5Any notice to be given under this Agreement to the Executive may be served by being handed to him personally or by being sent by recorded delivery first class post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by recorded delivery first class post to its registered office for the time being. Any notice served by post shall be deemed to have been served on the day (excluding Sundays and public and bank holidays) next following the date of posting and in proving such service it shall be sufficient proof that the envelope containing the notice was properly addressed and posted as a prepaid letter by recorded delivery first class post.
27.6Any reference in this Agreement to an Act shall be deemed to include any statutory modification or re-enactment thereof.
27.7This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this agreement by e-mail or fax shall be as effective as delivery of a manually executed counterpart of this agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.
27.8This Agreement and all non-contractual or other obligations arising out of or in connection with it are governed by, and shall be construed in accordance with English law and is subject to the exclusive jurisdiction of the English Courts.
IN WITNESS whereof this Agreement has been executed as a deed by the parties hereto and is intended to be and is hereby delivered on the date first above written.

Executed as a deed by Betfair Limited
__/s/ J. Peter Jackson______________    Signature of Director
__J. Peter Jackson_________________    Name of Director

/s/ Edward Traynor________________    Signature of Witness
Edward Traynor__________________    Name of Witness
Belfield Office Park, Beech Hill Road___    Address of Witness
Clonskeagh, Dublin 4, D04 V972_______
_______________________________
General Counsel and Company Secretary    Occupation of Witness
/s/ Rob Coldrake
Signed as a deed by    )
Rob Coldrake    )
in the presence of:    )
    …………………………………………………..
/s/ Edward Traynor______________    Signature of Witness
Edward Traynor_______________    Name of Witness
Belfield Office Park, Beech Hill Road___    Address of Witness
Clonskeagh, Dublin 4, D04 V972____
_______________________________
General Counsel and Company Secretary_    Occupation of Witness